May 16, 1994
Page 1


Richard D. Mcneil
612/371-3266
rmcneil@lindquist.com

                                                                     Exhibit 5.1

                                  July 29, 1998


Insignia Systems, Inc.
10801 Red Circle Drive
Minnetonka, Minnesota 55343

         Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

         In connection with the Registration Statement on Form S-3 to be filed by Insignia System, Inc. (the "Company") with the Securities and Exchange Commission on July 30, 1998 relating to an offering of up to 2,470,000 shares of Common Stock, par value $.01 per share, to be offered by the Selling Shareholders, please be advised that as counsel to the Company, upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes of this opinion, it is our opinion that:

         1. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Minnesota.

         2. The shares of Common Stock being offered by the Selling Shareholders have been validly issued and are fully paid and nonassessable, or, if such shares will be sold upon exercise of outstanding warrants, will be legally issued, fully paid and nonassessable when issued and paid for as contemplated by the respective warrants.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading "Legal Matters" in the Prospectus comprising a part of the Registration Statement.

                                      Very truly yours,

                                      LINDQUIST & VENNUM P.L.L.P.


                                      /s/ Lindquist & Vennum P.L.L.P.